Exhibit 99.1

Form 4 Joint Filer Information

Name:	Pitt’s Bay 18 Partners, L.P.

Address:	69 Pitts Bay Road Belvedere Building – 4th Floor Pembroke, Bermuda HM08

Designated Filer:	Pitt’s Bay 18 Blocker, Ltd.

Issuer & Ticker Symbol:	Monachil Credit Income Fund (MONIX)

Date of Event Requiring Statement:	March 24, 2023

Pitt’s Bay 18 Partners, L.P.
By: Pitt’s Bay 18 Blocker, Ltd., its sole limited partner
By: Navco Management, Ltd., its general partner

By:	/s/ Cora Lee Starzomski, Director

Name:	Pitt’s Bay 18 Blocker Ltd

Address:	69 Pitts Bay Road Belvedere Building – 4th Floor Pembroke, Bermuda HM08

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Monachil Credit Income Fund [MONIX]

Date of Event Requiring Statement:	March 24, 2023

Pitt’s Bay 18 Blocker Ltd

By:	/s/ Cora Lee Starzomski, Director